Exhibit 99.3

Parsley Energy, Inc. Announces

Acquisition of Jagged Peak Energy Inc.

Conference Call

October 14, 2019

9:00 a.m. EST

PRESENTATION

Operator

Good morning, ladies and gentlemen. Welcome to the Parsley Energy acquisition of Jagged Peak Energy Conference Call. My name is Rob, and I’ll be your operator today. As a reminder, this call is being recorded. (Operator Instructions)

And now I’m pleased to turn the call over Kyle Rhodes, Parsley Energy’s Vice President of Investor Relations.

Kyle Rhodes - Parsley Energy, Inc. - VP of IR

Thank you, operator, and good morning, everyone. Earlier this morning, we announced the acquisition of Jagged Peak Energy in an all-stock transaction. The press release and investor presentation related to this transaction can be found on our website.

With me on the call this morning are President and CEO, Matt Gallagher; Chief Financial Officer, Ryan Dalton; Chief Operating Officer, David Dell’Osso; and Senior Vice President of Land and Marketing, Stephanie Reed.

Our remarks today may contain forward-looking statements. So please see our release for a discussion of these statements and associated risks, including the fact that actual results may differ materially from our expectations. We also make reference to non-GAAP measures, so please see the reconciliations in the release.

Matt’s prepared remarks will begin with reference to Slide 4 of our investor presentation. After our prepared comments, we’ll be happy to take your questions.

And with that, I’ll turn the call over to Matt.

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Thanks, Kyle, and good morning, everyone. I want to thank you for taking the time to be here with us on such short notice, especially on Columbus Day. And a special thanks to the Jagged Peak team and the Parsley employees who have worked so diligently to get this deal across the finish line, lots of diligence and lots of hard work. This deal is a simple deal. It’s about one thing. It’s about budgeting our model with high-margin cash flow and high-return Permian oil projects. It’s about our go-forward model, which free cash flow growth is key. We will be immediately flipping the go-forward cash flow model of the Jagged Peak assets into free cash flow in 2020 upon closing of this deal.

Additionally, there are many complementary benefits to this deal. We are combining 2 companies with industry-leading margins. It is accretive across the board on cash flow per share, free cash flow per share, CROCI and net asset value. Of course, this large production base will support our free cash flow profile. And all that will accrue is returns to capital — return of capital to shareholders, a large portion of that will be going back to shareholders through our current dividend program and hopeful support of growth in the future. It does strengthen our operational scale. And we are holding ourselves accountable to deliver on the near-term synergies that are identified with many upside synergies, which I’ll get into as well. And the combined company will have a very strong balance sheet. This is an all-stock consideration deal.

Turning to Slide 5. Capital allocation is key in any go-forward business, and especially in a combination like this. We will be deploying our projects to enhance and grow our free cash flow profile into 2020 and beyond. We do continue to budget at $50 oil, and we will continue to have a returns-focused priority on our capital allocation mix. The return stack of these assets fits squarely in our portfolio and will be competitive out of the gate.

Additionally, we had quite a bit of momentum among both teams on operational cost specific to the Delaware in 2019, and we look to improve on that throughout 2019 and into 2020 as a combined company. We’ll be — to flip to free cash flow, we will be moderating the combined companies’ rig count from the equivalent of 16 rigs down to 15 rigs. We will see increased production on the go-forward year, 126,000 to 134,000 barrels of oil per day and quite a bit of reduction versus consensus CapEx is currently planned at $1.6 billion to $1.9 billion.

Turning to the transaction overview. Just want to hit on the high notes on this slide, we’re forming a 267,000 acre Permian pure play, really a preeminent position, plenty of scale. What we’ve done here is we’ve taken a Delaware business and turned it — our Delaware asset that we’ve had inside our company, and we’ve turned it into a true Delaware franchise. So we had 2 world-class franchise assets, Midland and Delaware Basin as a pure-play Permian position. We expect this to close in the first quarter of 2020.

Quickly turning to Slide 7. We lay out a lot of strategic objectives at a high level of the organization, and we believe that this achieves all of these objectives aligns with them and budgets with them. We’ll be able to deliver increasing free cash flow versus a stand-alone basis, continue to deliver top-tier corporate returns as this is accretive to our CROCI and it slides favorably into our return stack. We see key differentiation versus some peers on a cash flow per share profile. And being in our backyard, we have been intimate with these assets for multiple years since before our IPO, we’ll be able to leverage operational efficiencies and build on HSE and environmental performance.

Turning to Slide 8. We’ve talked about this concept for a few quarters now, what is the right size of scale. We have a great position in our supply chain, we’ll be able to use that leverage on Jagged Peak’s operating profile with their vendor network as we do a combined company. It kind of puts us in a stand-alone position there in the 15 rig size range. And we do feel that it’s very fortunate to be able to add the scale and size and we need to have a voice in the marketplace, but we also will able to — be maintain our agility.

Another thing to point out on Slide 9, we — very complementary assets. Everybody has been hearing about the API differentiation in the crude barrel, and from a marketing standpoint, what you get paid for that barrel. It’s a very contiguous asset to us. Its very high oil content will actually increase Parsley proper oil content on a reserves basis percentage and it’s all good quality API gravity that we’re going to get paid the — a premium for, which you’ll see in our realizations, and you have continued to see in our realizations over the past couple of years.

On top of that, we are peer leading in our LOE on an operational basis, putting together 2 great teams, and we’ll be able to leverage new technology in the future to continue to keep this leadership position in the basin.

Turning to Slide 10. There will be quite a bit of synergies with this deal, and we are quantifying them and we are holding ourselves accountable to them. Very quickly, the mathematical one on a general, administrative and operational standpoint, you see it has a long range about $40 million to $50 million per year, it will be less than that in 2020 as the deal closes and we go through the transition. But in 2021 and beyond, it goes into full swing and the PV-10 of that discounted back is about $250 million to $300 million alone. We don’t stop there. We’ll obviously be pressing on additional synergies, but they are not underwritten on those conditions. We expect continued capital efficiency gains, the overlapping acreage in our backyard will allow us to extend some laterals and reduce some of our buffers that we applied operationally. We’ll have development pace flexibility as we’re able to drop and add rigs and rotate rigs as return conditions apply. We obviously are in negotiations on a water transaction deal, this just makes that stronger. There is upside in the future to apply an evaluation on the entire asset.

So as we continue through that process, which will be a decision made in 2019, we’ll be able to see how we apply that to the close — closed asset and cost of capital as we move up the scale structure should continue to benefit us. You did see that we did get an upgrade to our debt ratings and Parsley entity last week.

Diving in a little deeper now on our synergies on Slide 11. We have seen dramatic improvement in our Delaware operational efficiencies and cost structure over the past 4 quarters. In addition to that, we are still at Parsley Energy using Northern white sand for the majority of our Delaware operations. We do feel comfortable that based on the data we’re seeing through combined effort with Jagged Peak and their historic operations that we should be able to shift over to more of a regional sand usage, and that will yield on the order of $500,000 plus per well in savings. And then our additional — our current operating cost structure should allow additional savings, and we’ll continue to squeeze the turnip from there to drive cost over into the soft service environment.

Slide 12. We wanted to show our operational overlap, the picture is worth a thousand words. There’s multiple areas where we will be able to remove lease line regulations, and we can extend our laterals in those cases. There’s a tremendous infrastructure overlap in footprint, not only on the water side, but we do have — both companies have substation projects on the electrical front, the gathering and the long-haul oil and gas pipeline situation, quite a bit of overlap and lots of synergies to be unlocked there over the years. Very exciting on that front.

And just to finish up with the prepared position on Slide 13, we have a very low debt position and great stack on the time frame there of when our debt comes due. So it’s a very favorable maturity schedule. On top of that, both companies were active hedgers. We were very active after the recent Saudi situation and have quite a bit of cash flow hedged into 2020, which we think is prudent following merger and transaction like this, especially with what we see in the landscape coming in 2020. So definitely protecting the home front, protecting the model on our hedge front and with our maturity stack.

We know everybody is extremely busy this morning. With that, we’d like to turn it over for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) The first question comes from the line of Scott Hanold with RBC Capital Markets.

Scott Michael Hanold - RBC Capital Markets, LLC, Research Division - MD of Energy Research & Analyst

So could you talk a little bit about the allocation of activity, and you talked about tapering back one rig on a combined basis? And how does that look on versus your prior look on how Parsley and Jagged Peak were going to do things through a combined basis? Like what — where — is there going to be more on a pro forma basis on Jagged’s acreage or Parsley’s acreage?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

On a pro forma basis, the majority of the operation in the Delaware will be on Jagged’s position. The wells are generating about 10% to 15% plus productivity improvement versus ours, just where they lay in the basin in some of their techniques. We look forward to applying those techniques to our wells, and we’ll see how that yields results. But right now, the return stack is very favorable, and we’ll continue on that allocation.

Scott Michael Hanold - RBC Capital Markets, LLC, Research Division - MD of Energy Research & Analyst

And how about Big Tex? What is your view of Big Tex and allocation on that asset?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Great question on Big Tex. We do not see — we will not be planning any additional activity on Big Tex. As it sits, they have put down some good wells this year. We want to understand the geologic drivers behind those well decisions and see the extents. But there is expiring acreage in Big Tex and our plans do not see us holding that acreage going forward, but we will get together as a team and understand the geologic drivers there. But no plans on additional Big Tex activity as it sits.

Operator

Our next question comes from the line of Neal Dingmann with SunTrust.

Neal David Dingmann - SunTrust Robinson Humphrey, Inc., Research Division - MD

Matt, my question is just with the added hedges that you’ll have, could you talk a little bit more about the — and obviously a question, the free cash flow confidence you all have going forward. I’m just wondering with that — on the pro forma basis, you mentioned free cash flow accretive, that plus the hedges that you all were able to get off, could you just talk about your increased confidence around the free cash flow going forward?

Ryan Dalton - Parsley Energy, Inc. - Executive VP & CFO

Yes, sure. This is Ryan. The hedges, I wouldn’t say, play a huge driver in the position right now. We were budgeting at 50, we were able to put on hedges just north to 50 after the runup a weeks ago. But really, it’s about dialing back activity, taking that capital and on the pro forma basis, both companies’ cash flow that’s where we’re able to generate the additional cash flow. We ran the numbers last week on a Parsley proper basis, we have over $1.2 billion of cash flow hedged. Of course, then you add in Jagged’s position to that, hedge position to that and you’re looking at a early, early CapEx range of $1.6 billion to $1.9 billion, so we feel like there’s quite a bit of coverage there.

Neal David Dingmann - SunTrust Robinson Humphrey, Inc., Research Division - MD

Okay, great. And then just one follow-up. Matt, obviously, this gives you more scale on the water size now, does this — in your prepared remarks, I’m not sure you mentioned that you’re actively — or you’re actively shopping that. Or maybe how does this change the status, given now the increased size behind the water business?

Stephanie Reed - Parsley Energy, Inc. - SVP of Land & Marketing

This is Stephanie. We’re excited about the additional water infrastructure that we’ll attain through the merger. It will, as you mentioned, expand our existing network and give us some operational redundancy. We may even be able to defer some 2020 capital related to water infrastructure and just be their increased capacity on the disposal side. As Matt mentioned earlier, our water evaluation is still ongoing, but the merger will give us additional infrastructure and assets to fold into that ongoing review.

Operator

The next question comes from the line of Gab Daoud with Cowen.

Gabriel J. Daoud - Cowen and Company, LLC, Research Division - Senior Analyst

Could you maybe just talk a little bit about the inventory depth that you kind of see on Jagged’s position? And how you kind of quantify that inventory that you acquired?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Yes. On a combined basis, this is going to put us well north of 2,000 locations over a 25% DC&E return between the 2 companies. We see probably about 200 of our unicorn locations that are top-notch across the entire world that are maybe superior to some of these assets and then these assets fall right in just behind that on the mix. So very competitive. And I’d say, north of 50% of their locations are better than our top 50% of our inventory. So it’s weighted to the — if you’re looking at the left-hand side of the stack, it’s the high return side, it’s weighted to the left-hand side of the stack for sure.

Gabriel J. Daoud - Cowen and Company, LLC, Research Division - Senior Analyst

That’s helpful. And then just a follow-up, I guess now being able to control development on top of minerals position a bit more in the Delaware. Just how do you think about that asset, I guess, moving forward into 2020?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Yes. We’ve talked that 2020 is going to be another lever year for us to decide on how to realize value from those minerals. Really, we’ve rebased the allocation on those minerals on a good run rate, steady run rate this year. Obviously, coming into 2019, we went from 16 rigs to 12 or down to 10 on Parsley proper now. So that took a 3- to 6-month period to pull off the decline. And now those minerals are back on a nice growth trajectory. So I think that trajectory stays intact. No additional minerals per se on the new Jagged position of materiality. So it shouldn’t change the allocation to that. That might bring — it did bring the recent gross profile in minerals. I’d like to take that opportunity to jump into — we didn’t have it in our slide deck but in the press release, we may not overlook the continued execution on the Parsley team on the third quarter. We are on top of our ranges — outside the ranges on production growth even versus our recent update. So we — stellar quarter again on the oil production growth, wells delivered, footage delivered, and we are below cost on CapEx. So that trend continues, the team has a great line of sight on the operational model, and we look to springboard that into these assets and continue into 2020.

Operator

The next question is from the line of Leo Mariani with KeyBanc.

Leo Paul Mariani - KeyBanc Capital Markets Inc., Research Division - Analyst

Just wanted to follow up on that last comment that you made there, Matt. Obviously, to your point, very strong third quarter with oil volumes, certainly well above guide in CapEx also looking very good. I mean can you provide maybe a little bit more color in terms of what sort of drove that? Have you seen just material cost reductions on the wells here in the past quarter, just kind of versus where we were last quarter? And is there something additional that’s driving just better well performance to get the oil volumes to beat numbers here?

David Dell’Osso - Parsley Energy, Inc. - Executive VP & COO

Yes. This is David. I’ll say on the production side, it’s been a continuation of the trend that we’ve delivered in prior quarters. We’ve seen performance improvements from some of the completion designs. We’ve also seen improvements in cycle times, there’s a little bit of timing and certainly well performance in that mix. As far as well cost, we are seeing cost improvements that are manifesting in that lower capital performance.

Additionally, when we flexed, we talked about 3 to 4 frac spreads throughout the year. So that covers that number on a quarter-by-quarter basis, part of the quarter where for part of the quarter, we’re at 3, we flexed that to manage our pace throughout the year, but we are absolutely seeing decreases in costs, some of it’s operational in nature. We’ve seen improvements due to everything from continued refinance and equipment selection and process, but we’ve also been able to identify segments within the services and goods market so we’ve been able to achieve cost savings from bidding out. And I see more of that to come. The broader industry slowdown creates some additional opportunities that we’ll be mindful of.

Leo Paul Mariani - KeyBanc Capital Markets Inc., Research Division - Analyst

Okay. That’s helpful. And I guess just wanted to ask about the 2020 combined CapEx outlook. I guess just kind of a simple number as kind of looking at both companies’ budget in ‘19, looks like a rather significant reduction here next year, call it 15% plus on the combined outlook, but you guys are kind of only dropping sort of the one rig. I know that Parsley dropped some rigs earlier in 2019, so it’s not perfectly apples-to-apples, but it seems like a pretty big reduction in the combined CapEx outlook at the midpoint. Are you guys making any assumptions for ‘20 that you’re going to see maybe some reduced well costs based on some of the things you just described?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

I think that’s a great point to hit on, Leo, and we are going off essentially the numbers we’re seeing here in Q3. And we’re continuing to go through our RFQ process. And with this additional scale, we hope that there will be additional hunger to team up with the Parsley team from a service side and that can drive some competition as well. So we are really excited about the operational improvements on the year and the cash flow profile going into 2020. And all things are really coming together. And now we have to put the focus on realizing that and not letting up.

Operator

The next question is from the line of Asit Sen with Bank of America.

Asit Kumar Sen - BofA Merrill Lynch, Research Division - Research Analyst

Matt, Jagged Peak was steadily increasing pad size, I think where we end our 6-well pad and then 8-well pad. Can you speak to your go-forward strategy on pad size?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Yes. We think that’s about the max that we would like to see, so it’s nice to have a built-in test range coming ahead 2 additional ones in-flight that we’ll be watching between now and close. We generally break up with a couple of rigs, those projects between 3 and 4 wells at a time, and that’s how our 2020 budget is going to unfold. We have a tremendous team, development planning and scheduling team inside the organization that schedules these things to deliver in a nice slipstream model and smooth out the deliverability, and you’re able to do that with 15 rigs cut quite nicely. So I guess we will be watching those pad projects very closely and — as we build our 2020 projects, but nothing larger than that contemplated and then multiple rigs to tackle those larger pad projects.

Asit Kumar Sen - BofA Merrill Lynch, Research Division - Research Analyst

Okay. And then just a follow-up on the number of rig count goes to 15, what about frac crews? Did I hear 3 to 4 on an average next year? And then on...

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Sorry about that, please continue.

Asit Kumar Sen - BofA Merrill Lynch, Research Division - Research Analyst

Number of completions, I think Jagged Peak was planning on 50 to 55 on an annual basis, is that number still a good number to use?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

I’ll start with the 3 to 4, that was in reference to the Parsley-only 2019 program. We have been at 3 and 4 throughout the year, next year due to onboarding you probably get more of a 4 to 5. So that’s there. As far as the Jagged Peak, the well count, given that we’d be dropping one rig, probably a little bit south of what the expectation would have been and then as a stand-alone company.

Operator

Our next question is from the line of Brian Singer with Goldman Sachs.

Brian Arthur Singer - Goldman Sachs Group Inc., Research Division - MD & Senior Equity Research Analyst

You highlighted the point earlier in the Q&A with regards to the efficiencies, it looks like one rig down, leading to $350 million to $400 million of lower CapEx. Can you talk about the productivity and decline rate assumptions that you’re seeing, and kind of to get to the pro forma production guidance, what you’ve baked in from either improvements or degradation in early rates and overall EURs?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

The Jagged proper assets are running around 43% decline, and we are running around 39% decline. So you can roll that forward to year-end ‘19, you should see — and I’m talking in oil here. You roll that forward to year-end ‘19, you’ll see maybe 1% come off of that and then that moderates throughout the next year. So that’s a good fundamental baseline to start from.

And then on top of that, we are seeing probably a cash in of 1% and 2% outperformance on our PDP throughout the year. That’s a combination of increased uptime through some integrated operational centers that have been deployed. And just outperformance at the reservoir level as we watch the drawdown and then the live drawdown analysis of our new wells that are now — the new process that’s been unfolded throughout 2019 that we would apply on all new wells going forward as well.

On the productivity front, we’ll be using our assumptions built off of our — we call it coming into 2019, our up-spaced inventory, those relations are holding well. Obviously, as seen with our performance on the year, and we apply those relationships to the forecast for — that we have developed the Jagged Peak assets going forward as well.

Brian Arthur Singer - Goldman Sachs Group Inc., Research Division - MD & Senior Equity Research Analyst

Great. And then my follow-up, you got a question early on with regards to free cash flow. And I may try to just ask it more specifically, are there any specific numbers that you’re providing, given free cash flow is an important inflection that you’re expecting here for what that could represented either at $50 oil or at some higher price?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

We’re not releasing specific numbers, but key to our strategy is growing free cash flow per share. And we are probably 6 months ahead of schedule as Parsley proper this year as evidenced by our dividend that we initiated and paid at the end of September. So we’ll have full audited numbers on the quarterly call this November. And then may be able to refine numbers, specific numbers, but the overarching theme is growing free cash flow per share, and we need to make sure that when we integrate this asset, you get more of that as a Parsley shareholder than you would have before. So we are committed to accretion there.

Operator

The next question is from the line of Michael Hall with Heikkinen.

Michael Anthony Hall - Heikkinen Energy Advisors, LLC - Partner and Senior Exploration & Production Research Analyst

I guess so was just curious a little bit on the CapEx budget, decent size range there on the $1.6 billion to $1.9 billion. What’s driving the range I guess? And then in the context of that, the cost per foot target, let’s take about $1,100 a foot. How quickly you think you’d take out that $100 of savings? How close are you assuming you could execute on that?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

I’d cast this as the bird-in-hand range. And we’re extremely — we’re working diligently through a formal budget process. We haven’t gotten into Board-approved budgets. So all those things have to be considered when we put out a range, but we would hope to refine this throughout the back half of the year. And as I mentioned, we just initiated our RFQ process for major services and goods coming into the year. So that’s driving the range, and I’ll kick it over to David on some of the timing of the goals.

David Dell’Osso - Parsley Energy, Inc. - Executive VP & COO

Yes. The $1,100 a foot. We really wanted to show to you on Slide 11 that we’re already there on our asset base. I also want to compliment the Jagged Peak team, they’ve done a lot to drive their cost structure down as well. So I think although we’re showing there at $1,250 per foot, it’s their projection for the year. They’ve been very active in looking at their own cost. So we’re not going to be anticipating starting from scratch at that point upon close of this transaction. So we’ll be able to leverage the momentum of both companies. But yes, I’d say the expectation is that, that $100 per foot plus is pretty early on in the 2020 calendar year post-close that we’d be able to realize that.

Michael Anthony Hall - Heikkinen Energy Advisors, LLC - Partner and Senior Exploration & Production Research Analyst

Okay. Great. And then I guess just my follow-up. Just curious as you think about maybe the longer-dated activity profile, you got, I think, 5 rigs and 10 between the Delaware and the Midland on a pro forma basis, how do you think about that split going forward, like, longer term? Is that a reasonable kind of way to prorate between the 2 basins? Or will the Delaware get an increasing amount of focus over time as you get more and more established on the asset?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

We see as returns should, we would see this as a pretty uniform drawdown, similar to this profile for years to come, next 5-plus years. I think when we do run our total inventory count in a complete blowdown model, these activity levels, Delaware does run out sooner, but year-end, you’re approaching the decade range before you reallocate this, we expect to the Midland to blow that down.

Operator

Our next question is from the line of Joe Allman with Baird.

Joseph David Allman - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

So in terms of the Delaware Basin, you were not focused on the Delaware as much as the Midland, presumably because the Midland is better. So why do a Delaware deal? Would you have preferred a Midland deal, but just one was not available. Plus when I look at your Delaware wells, they seem to be more productive than Jagged Peak’s wells. So does that mean we’ll see some kind of dilution in terms of productivity going forward?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

I think it’s all about returns. So — and it’s also about the value you can deliver to shareholders and the price you pay. So I think that if there were a subset of 100% return projects that we could purchase and deliver accretion to free cash flow model, we would have — we would be open to that. But here, we look at returns that are competitive across North America and in the top half of our return stack with extremely high-margin oily assets, and it’s a great add for us.

We actually do our due diligence, see it the other way. Not trying to talk down our own assets. But on a raw productivity position, the P50 was about 10% higher on the Cochise and Whiskey River prospects than on our legacy Trees Ranch prospect. Of course, we have minerals on Trees Ranch, and that kind of equates some of the returns, but we see a net of return on their projects a little higher than our Trees position.

So it really does build a Delaware franchise for us that is competitive with the Midland to have sustained and deployed CapEx going after. Also in the startup phase as we were growing our Delaware, and we did have the Midland with the legacy infrastructure position, it took us multiple years to slipstream the appropriate infrastructure into the Delaware Basin. It’s just a younger basin infrastructure-wise. Jagged has obviously gone through that cycle post their IPO, spend a lot of money on infrastructure. So it gets us into the point where we can deploy more pro rata.

Joseph David Allman - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

That’s helpful, Matt. And just a follow-up. So just stepping back and looking at this from sort of 30,000 feet. So why do this deal at all? So is there an inventory component here where this deal adds inventory for you on the back end because it appeared to me that Parsley seemed fine by itself. So if you weren’t doing this deal, you are in good shape anyway. So is there some kind of larger industry dynamic that you just want to be on the front end of?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Yes. I think you’re right on both fronts that we had a stand-alone model that was excellent. And we were very selective about even analyzing deals. The industrial logic here with the overlap is very obvious. There is no reason for this essentially to be 2 entities. And that’s where the low premium component of this deal at 1.5% on a 30-day view-up. Of course, these deals don’t happen overnight and you’re assessing the valuation over a long term. So we think that is about as close to a — at the market mergers you can get. And we think the combined company is better together.

Clearly, when you look — not just this industry but multiple industries, consolidation and scale is upon us. And you need to be picking dance partners. And this is — this was a very logical fit for us and a logical fit for the Jagged team, and we’re really excited about the combined company going forward.

Operator

Next question is from the line of Kashy Harrison with Simmons Piper Jaffrey.

Kashy Oladipo Harrison - Piper Jaffray Companies, Research Division - Research Analyst

So Matt, I was wondering if you walk us through the present value of the operational synergies associated with lowering JAG’s cost per foot and also associated with the lower cost of capital? I’m just trying to get a complete — a more complete picture of what the value potential could be for shareholders. And the genesis of the question is just, as you highlighted in Q3, you guys have just been crushing it, Q3 looked phenomenal relative to expectations. And so just trying to understand what shareholders are getting for the additional risk associated with the transaction.

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Well, I think on all those accretion metrics, which we’ve run multiple different ways and multiple sensitivities show that the high-margin oil component of this asset is going to give additional budget support. We just had to slow down their model. I mean if they were running 4 rigs on a stand-alone basis, they would have seen significant free cash flow, it would have been a different world for them, you put it combined with us, and we’re able to do that. And then we’re actually able to deliver more cash flow per share than just our stand-alone model, even with this high-operation component on a — on the Parsley proper. So it is accretion on the cash flow per share. And then most importantly is free cash flow per share, which we can probably see double-digit accretion into 2021. Very excited about that. So shareholders getting larger exposure to that, a more stabilized accelerated base probably to an investment-grade objective, which we’re working on and hopeful for within the next 24 months. So that would be derisking the cost of capital through scale as well.

Kashy Oladipo Harrison - Piper Jaffray Companies, Research Division - Research Analyst

And then just circling back to that question, any thoughts on what that potential PV could look like from the lower cost of capital and the synergies, the operational synergies, I mean?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

When you add up all the upsides, you could get something to the order of what we listed on the general and administrative present value of synergies.

Kashy Oladipo Harrison - Piper Jaffray Companies, Research Division - Research Analyst

Got it. That’s helpful. And then just my follow-up, can you walk us through what the lockup for Quantum looks like?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

This is not issuing any new shares to the market. We’re replacing them on our Board. And we don’t want to put an artificial date out there that would then be a trigger. So it is — we did not enter into a lockup agreement. We think that having Will on the Board, obviously, we’ll have to follow the same insider ownership rules that we would all follow, and he’s going to be a great long-term partner for us. We value what they’ve done in the industry as Quantum and value Will’s position. So I think about him being on the Board, that’s the sign of commitment.

Operator

The next question comes from the line of Mike Scialla with Stifel.

Michael Stephen Scialla - Stifel, Nicolaus & Company, Incorporated, Research Division - MD

Matt, you said the deal would be free cash flow accretive and enhance your ability to return capital to shareholders. I just want to see if you could expand on that, would you look to increase the dividend? Or how are you thinking about prioritizing the various ways of returning capital?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

I think we’ve been very vocal that initiating a dividend was not our stopping point. I think that we want to — I’d say that Exxon mentioned 37 years of growing dividend, and you have to start somewhere to get to that 37%. So next year would be our second year of paying a dividend, and we really want to commit to increasing returns over time. So in our assumptions as we model, we are making sure that the pro forma share count can support growing dividends through the free cash flow. And obviously, we’d have to go into — that’s a Board decision when we get there.

Michael Stephen Scialla - Stifel, Nicolaus & Company, Incorporated, Research Division - MD

And I know there are some private companies in the area on the Eastern side of the Delaware Basin, can you say anything about maybe private valuations versus public or why JAG’s assets made more sense than maybe some other opportunities in that area?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Yes. We’re really focused on the model. And starting off with the free cash flow. So it’s not where the — it’s not solely where the acreage is. We would not buy an undeveloped acre in the Midland Basin right now or in the Delaware Basin on a stand-alone basis. We need an asset and a business that can align with our model. So I think when you hear us talking about the corporate decline rates and the level of production, all those things have to be intact. And just generally speaking, the private equity positions are more leasehold, less production, less business, fully running and operational with infrastructure and the like. And even if they do have large production values, they’re probably much higher up on the decline profile. So not a lot of time has been spent on that front, on those companies.

Operator

The next question is from the line of Betty Jiang with Crédit Suisse.

Wei Jiang - Crédit Suisse AG, Research Division - Research Analyst

I have a question on sort of just the well cost. Jagged Peak’s $1,250 per foot well cost target is down over 15% year-on-year. And you’re aiming for it to go down by another 100 foot — $100 per foot. So just wanted to understand, if the difference in well cost here a function of size and scale? Or is it propane loading a well design that’s driving that well cost lower?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Yes. Betty, I would say the primary driver we see going forward is that scale. Operationally, they have evolved. There — if you look at — I’ll use drilling times as an example, they’ve materially improved their performance year-on-year. And so we attributed mostly to scale. And that’s one of the things that really underpins that’s the ability to go out and tap the market in a larger way for the goods and services that would be applied to that assets. We attributed mostly to that. But certainly, they have continued to evolve and practice as well execution capability.

Wei Jiang - Crédit Suisse AG, Research Division - Research Analyst

Got it. So in terms of sand and propane loading, all of that is pretty similar to what they are already doing, but you’re just able to get it cheaper.

Ryan Dalton - Parsley Energy, Inc. - Executive VP & CFO

That’s part of the idea going forward. And we’re seeing some of that right now. If you look at our stage length, and our propane loading has actually been a little bit higher than their’s on average. As Matt mentioned earlier in the call, we’ve also had Northern white in the mix. And so when you look at those 2 things in comparison with each other, it suggests it really is the — it’s the scale and the leverage of the market that would affect everything from ancillary goods, rentals, sand, you name it, they can all be done more effectively and efficiently with the benefit of larger scale.

Wei Jiang - Crédit Suisse AG, Research Division - Research Analyst

Great. And then separately, just thoughts on, as a high grading or sale of any noncore assets, it seems like Big Tex is not going to get much capital going forward. So is that a monetization candidate?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Yes. I would say we would always look to — we’re not going to be deploying capital there. We would definitely look at what the market has to offer across multiple structures. We’ve done that in our Southern — opt in Southern rig and positions in prior years. We’ve done it in our Northwestern Martin assets, Northeastern Howard assets in prior years. So we would continue on that same analysis of our assets every year.

Wei Jiang - Crédit Suisse AG, Research Division - Research Analyst

Got it. Great. And one more follow-up if I may. Just on the royalty acreage, how many rigs would you be running on the royalty acreage? And does that — does this transaction change the thought process or timing of the — some sort of value unlocking event on those assets?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

No. We have — and Delaware would be between 1 to 2 year — rigs throughout the year. About 20% of our position is in the Midland Basin. So multiple rigs will be running across the footprint in the Midland Basin. The minerals business is on a nice growth trajectory. And we can — we see that’s going into the future. And so in 2020, we’d be — we’ll take a look and see what’s best for those minerals in 2020.

Operator

The next question is from the line of Josh Silverstein with Wolfe Research.

Joshua Ian Silverstein - Wolfe Research, LLC - MD and Senior Analyst of Oil and Gas Exploration & Production

You pulled back the spending in 2020 and have continued to discuss during this call the company focus going forward is on free cash flow generation and the growth of that. How are you thinking about the long-term growth rate of the company? Previously, Parsley was kind of the structural 10%, 15% grower. Does this now shift you down to that kind of 5% to 10% growth rate going forward?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

No. In fact, this year’s budget is that they are actually — legacy were growing faster than us going into 2020. So this pulls it down into that range that we’ve been targeting that the assets can deliver for a long time. So it’s just more of the same.

Joshua Ian Silverstein - Wolfe Research, LLC - MD and Senior Analyst of Oil and Gas Exploration & Production

Got it. And the idea is, you’ll still be able to do that on kind of the same 15 rig, 5 completion crew outlook going into 2021?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Yes.

Joshua Ian Silverstein - Wolfe Research, LLC - MD and Senior Analyst of Oil and Gas Exploration & Production

Got it. And then just to be clear as far as the budgeting process, this was — you mentioned it doing at $50 WTI, I guess the assumption is then anything above that would just go to the balance sheet. So just wanted to make sure if that was the case there?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Yes, that’s correct.

Operator

This next question is from the line of Jeanine Wai with Barclays.

Jeanine Wai - Barclays Bank PLC, Research Division - Research Analyst

I just wanted to check back on a few of the things that you said to make sure we got it and follow-up on one of Brian’s questions. So back to this deal being accretive to free cash flow and that the deal is enhancing and growing the free cash flow profile, we had anticipated that Parsley would be comfortably free cash flow positive in 2020 at 50, but that JAG that they would have a meaningful outspend.

So the G&A and op synergies are like $25 million in 2020. And I know you said you’re not quantifying exactly the free cash flow numbers for next year. But could you just verify that Jagged proper would have been free cash flow positive next year on strip just by dropping that rig and just by the synergy. So what I’m getting at is, I’m just trying to figure out kind of the allocation, the free cash flow between the 2 companies in 2020.

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Yes. Perfect. Last time, we’ve looked this could be — the outlook could be updated, but the consensus for JAG was about a $79 million outspend, and one rig runs in the Delaware about $120 million to $140 million. So you drop that. You — those POPs don’t come on. It’s almost a one-to-one calculation, and that flips to free cash there. And then as you mentioned, the additional synergies that are quantified. And then we have all the additional unquantified synergies that we feel will be benefits to us.

Jeanine Wai - Barclays Bank PLC, Research Division - Research Analyst

Okay. And that still holds that $50 than your budgeting price stack?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Yes.

Jeanine Wai - Barclays Bank PLC, Research Division - Research Analyst

Okay. Okay, cool. And then I guess my follow-up question is on the 2 Delaware assets now. You indicated there is 10% to 15% productivity improvement and Parsley — versus Parsley’s well for JAG. And — so in terms of when you factor in the royalty, are those 2 rates of return kind of the same now between the JAG assets and the Parsley assets plus royalty?

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Within about 5%.

Operator

At this time, I will turn the floor back to management for closing comments.

Matthew Gallagher - Parsley Energy, Inc. - President, CEO & Director

Okay, everyone, thank you very much. This does create a per unit Permian basin pure play, high-margin, oil-focused player, a leader in the basin. We appreciate your time, and look forward to executing in the future.

Operator

Thank you. This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.